Exhibit 16.1

January 27, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for H.B. Fuller Company and, under the date of January 24, 2020, we reported on the consolidated financial statements of H.B. Fuller Company as of and for the years ended November 30, 2019 and December 1, 2019, and the effectiveness of internal control over financial reporting as of November 30, 2019. On April 23, 2019, we were notified that H.B. Fuller Company engaged Ernst & Young LLP as its principal accountant for the year ending November 28, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of H.B. Fuller Company’s consolidated financial statements as of and for the year ended November 30, 2019, and the effectiveness of internal control over financial reporting as of November 30, 2019, and the issuance of our report thereon. On January 24, 2020, we completed our audit and the auditor-client relationship ceased. We have read H.B. Fuller Company’s statements included under Item 4.01 of its Form 8-K/A dated January 27, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with H.B. Fuller Company’s statement that Ernst & Young LLP was not consulted regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on H.B. Fuller Company’s consolidated financial statements, and neither a written report nor oral advice was provided to H.B. Fuller Company that Ernst & Young LLP concluded was an important factor considered by H.B. Fuller Company in reaching a decision as to any accounting, auditing, or financial reporting issue.

Very truly yours,

/s/ KPMG LLP